UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2011

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

On August 30, 2011, RealNetworks, Inc. (the "Company") filed with the Secretary of State of the State of Washington Articles of Amendment to its Amended and Restated Articles of Incorporation (the "Reverse Split Amendment"), pursuant to which the Company effected a 1-for-4 reverse stock split (the "Reverse Split") of the Company’s outstanding common stock (the "Common Stock"), which was effective as of 5:00 p.m., Pacific time, on August 30, 2011 (the "Effective Time"). In addition to effecting the Reverse Split, the Reverse Split Amendment proportionately reduced the number of authorized shares of Common Stock from 1 billion to 250 million. A more detailed description of the Reverse Split is set forth under Item 8.01 below and is incorporated herein by reference.

The description of the Reverse Split Amendment above and under Item 8.01 below does not purport to be complete and is qualified in its entirety by reference to the Reverse Split Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reference is made to Item 3.03 above and Item 8.01 below, and the description of the Reverse Split and the Reverse Split Amendment, each of which is hereby incorporated by reference into this Item 5.03.

Item 8.01 Other Events.

Based on currently available information, the Company estimates that the Reverse Split will reduce the total number of outstanding shares of Common Stock from approximately 136.8 million shares to approximately 34.2 million shares as a result of the Reverse Split.

In connection with the Reverse Split, effective August 31, 2011, the CUSIP number for the Common Stock was changed to 75605L708. The Common Stock will trade under the symbol "RNWKD" for 20 trading days beginning on August 31, 2011 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol "RNWK" on September 29, 2011.

The Reverse Split affects all of the Company’s shareholders uniformly and does not affect any shareholder’s percentage ownership interest in the Company, except to the extent that the Reverse Split results in the cash-out of fractional shares. No scrip or fractional share certificates will be issued in connection with the Reverse Split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of the Common Stock not evenly divisible by four will be entitled, subject to the surrender of certificate(s) representing such shares (if such shares are in certificated form), to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled to receive as a result of the Reverse Split by (b) $8.80, the closing price of the Common Stock as reported on Nasdaq on August 29, 2011, as adjusted for the Reverse Split.

Beginning at the Effective Time, each certificate representing shares of the Common Stock before the Reverse Split will automatically be deemed for all corporate purposes to evidence ownership of one-fourth of the shares evidenced by such certificate immediately prior to the Effective Time, rounded down to the nearest whole share. All shares issuable upon exercise of outstanding stock options, and/or the relevant exercise price per share, will be proportionately adjusted to reflect the Reverse Split. In addition, outstanding restricted stock units will also be proportionately adjusted to reflect the Reverse Split. Each outstanding preferred share purchase right (a "Right") pursuant to the Company’s Amended and Restated Shareholder Rights Plan, dated as of December 2, 2008, with BNY Mellon Shareowner Services (as successor to Mellon Investor Services LLC), as rights agent (the "Rights Plan"), and the exercise price for each Right, will also be proportionately adjusted in accordance with the terms of the Rights Plan.

The Company’s transfer agent, BNY Mellon Shareowner Services, will act as exchange agent for purposes of implementing the exchange of stock certificates. After the Effective Time, shareholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Split and cash in lieu of any fractional shares, if applicable. No new shares will be issued to a shareholder until the shareholder has surrendered the shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal. Persons who hold their shares in brokerage accounts, or "street name," will not be required to take any further actions to effect the exchange of their shares.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Description
No.

3.1 Articles of Amendment to the Amended and Restated Articles of Incorporation of RealNetworks, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

August 31, 2011	By:	/s/ Tracy D. Daw

Name: Tracy D. Daw
Title: Chief Legal Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of RealNetworks, Inc.